Exhibit 99.1

Twist Bioscience Reports Fiscal Third Quarter 2026 Financial Results

— Record revenue of $118.4 million in 3QFY26; Increase of more than 23% over $96.1 million in 3QFY25; 14th consecutive quarter of sequential growth —

— Gross margin of 52.8% in 3QFY26, sequential increase of 120 basis points —

— FY 2026 Revenue guidance raised to $456-$457M, an increase of $12M at the midpoint; Reiterating Q4 FY26 Adj EBITDA breakeven —

SOUTH SAN FRANCISCO, Calif. -- (August 3, 2026) — Twist Bioscience Corporation (NASDAQ: TWST), a mid-cap growth and value biotech company, today reported financial results and business highlights for the third quarter ended June 30, 2026.

"We continued our pattern of strong growth, reporting our fourteenth consecutive quarter of growth and exceeding guidance with revenue for the third quarter of fiscal 2026 of $118.4 million, growth of more than 23% compared to the third quarter of fiscal 2025," said Emily M. Leproust, Ph.D., CEO and co-founder of Twist Bioscience. "Well into our final quarter of the fiscal year, we remain confident in our trajectory and continue to expect to achieve adjusted EBITDA breakeven this quarter. That milestone is not the destination. It's the foundation for delivering disciplined execution and profitable growth as we move through fiscal 2027."

See "Non-GAAP Information" below for a discussion of the measure adjusted EBITDA.

FISCAL 2026 THIRD QUARTER FINANCIAL RESULTS

•Revenue: Total revenues for the third quarter of fiscal 2026 grew 23% to $118.4 million compared to $96.1 million for the same period of fiscal 2025.
◦DNA Synthesis and Protein Solutions (DSPS) revenue grew 39% to $56.6 million for the third quarter of fiscal 2026 compared to $40.8 million for the same period of fiscal 2025, and grew 6% sequentially, compared to $53.3 million for the second quarter of fiscal 2026.
◦NGS Applications (NGS) revenue grew 12% to $61.8 million for the third quarter of fiscal 2026 compared to $55.3 million for the same period of fiscal 2025, and grew 8% sequentially, compared to $57.4 million for the second quarter of fiscal 2026.
•Cost of Revenues: Cost of revenues for the third quarter of fiscal 2026 increased to $55.9 million compared to $44.8 million for the same period of fiscal 2025.

•Gross Margin: Gross margin for the third quarter of fiscal 2026 was 52.8%, up sequentially from 51.6% in the second quarter of fiscal 2026.
•Research and Development Expenses: Research and development expenses for the third quarter of fiscal 2026 were $18.0 million consistent with $18.0 million for the same period of fiscal 2025.
•Selling, General and Administrative Expenses: Selling, general and administrative expenses for the third quarter of fiscal 2026 were $80.7 million compared to $63.4 million for the same period of fiscal 2025.
•Net (Loss) Income: Net loss for the third quarter of fiscal 2026 increased to $35.1 million, or $0.56 per diluted share, compared to net income of $20.4 million, or $0.33 per diluted share, for the same period of fiscal 2025. The third quarter of fiscal 2025 included a gain of $48.8 million from the spin out of Atlas Data Storage.
•Adjusted EBITDA: Adjusted EBITDA for the third quarter of fiscal 2026 was $(11.3) million compared to $(8.0) million for the same period of fiscal 2025. See the table included in this release for a reconciliation between adjusted EBITDA, and net (loss) income attributable to common stockholders, the most directly comparable GAAP financial measure.
•Cash Position: As of June 30, 2026, the company had approximately $167 million in cash, cash equivalents and short-term investments.

Recent Highlights:

•Shipped products to approximately 2,650 customers in the third quarter of fiscal 2026, versus approximately 2,480 in the same period of fiscal 2025.
•Physically shipped approximately 369,000 genes in the third quarter of fiscal 2026, plus consecutive quarter over quarter growth in genes manufactured for data characterization compared with approximately 237,000 in the same period of fiscal 2025.
•Hosted inaugural Investor Day at the Twist Wilsonville, OR site.
•Twist Comprehensive Viral Research Panel enabled researchers in the Democratic Republic of the Congo to identify a rare strain of Ebola that PCR tests missed.
•Following early access period, launched Twist Complex Genes commercially for broad access.

Fiscal 2026 Financial Guidance

The following statements are based on Twist’s current expectations for fiscal 2026. The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below.

For the full fiscal year 2026, Twist expects:

•Total revenue in the range of $456 million to $457 million, growth of approximately 21% year over year, compared to prior guidance of $442 to $447 million.
•Gross margin to be above 52%.

For the fourth quarter, Twist expects:

•Total revenue of approximately $123 million to $124 million, growth of approximately 25% year over year at the midpoint, with sequential growth in both DSPS and NGS Applications.
•To achieve adjusted EBITDA breakeven.

Non-GAAP Information

This release includes adjusted EBITDA, which is a non-GAAP financial measure, for the periods presented. Adjusted EBITDA is defined as net (loss) income adjusted to exclude interest income, income tax expense, depreciation and amortization, litigation settlement costs, net of recoveries, other income/expense, net, and stock-based compensation expense. These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles (GAAP) and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that these non-GAAP financial measures, when considered together with our financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare our results from period to period and to our forward-looking guidance, and to identify operating trends in our business. However, non-GAAP information is not superior to financial measures calculated in accordance with GAAP, is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. A reconciliation table of the most comparable GAAP financial measure to the non-GAAP financial measures is included at the end of this press release.

A reconciliation of adjusted EBITDA for the fourth quarter of fiscal 2026 to a corresponding GAAP financial guidance measure is not available on a forward-looking basis because the Company does not provide guidance on GAAP net (loss) income and is not able to present the various reconciling cash and non-cash items between GAAP net (loss) income and adjusted EBITDA without unreasonable effort. In particular, stock-based compensation expense is impacted by the Company’s future hiring and retention needs, as well as the future fair market value of its common stock, all of which is difficult to predict and is subject to change. The actual amount of these expenses during the fourth quarter of fiscal 2026 will have a significant impact on Twist’s future GAAP financial results.

Conference Call Information

The company plans to hold a conference call and live audio webcast for analysts and investors at 8:00 a.m. Eastern Time today to discuss its financial results and provide an update on the company’s business. The conference call will be webcast live through the Investor Relations section under the “Company” tab at www.twistbioscience.com. Those parties interested in participating via telephone must register on the Company’s Investor Relations website or by clicking here. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. The webcast replay will be available for two weeks.

About Twist Bioscience

At Twist Bioscience, our customizable solutions across the biological continuum raise the bar in diagnostics, therapeutics, industrial, agriculture and research markets.

We drive innovation with confidence, without compromise. Whether delivering oligos, genes, proteins, libraries, characterization data, antibody discovery solutions, or NGS workflow tools, our scientific expertise and exceptional customer experience help navigate complex challenges, all with precision and at the scale and speed customers require. By enhancing R&D efficiency at every turn, we give scientists more shots on goal – more experiments, more iterations, more chances for remarkable discoveries.

Together, we stand with customers in the relentless pursuit of progress, backed by enterprise reliability, to shape a healthier and more sustainable future for all. For more information about our products and services, please visit www.twistbioscience.com.

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Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, projections under the heading “Fiscal 2026 Financial Guidance,” statements regarding future growth and expansion in future fiscal periods, including fiscal 2027, drivers of future revenue and gross margin growth, including expected growth of AI-enabled discovery and projected serviceable market, estimated annual revenues, ability and timing to achieve profitability, ability and timing to achieve adjusted EBITDA breakeven and ability to maintain or increase gross margins and Twist’s other expectations regarding its future operations plans and financial performance, introduction of new products, and newly announced partnerships. Forward-looking statements involve known and unknown risks, uncertainties, and other important factors that may cause Twist’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the ability to attract new customers and retain and grow sales from existing customers; the ability of Twist to achieve sufficient revenue to achieve or maintain positive cash flow from operations or profitability in any given period; risks and uncertainties of rapidly changing technologies and extensive competition in synthetic biology that could make the products Twist is developing obsolete or non-competitive; the ability to integrate and leverage artificial intelligence and machine learning technologies to improve operational efficiency, product development, and customer solutions; the ability to expand DNA synthesis manufacturing capacity; dependence on one supplier for a critical component; dependence on key personnel; additional regulations that could increase Twist’s costs and delay commercialization efforts; changes in U.S. trade policies and other trade actions that could result in increased costs and supply chain disruptions; risks associated with the spin out of Atlas Data Storage; the ability to maintain and enforce intellectual property protection; uncertainty as to economic and market conditions and the impact of adverse economic conditions; and the ability to obtain financing when necessary. For a description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Twist’s business in general, see Twist’s risk factors set forth in Twist’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 17, 2025. Any forward-looking statements contained in this press release speak only as of the date hereof, and Twist specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

For Investors:
Angela Bitting
SVP, Corporate Affairs
925-202-6211
abitting@twistbioscience.com

For Media:
Amanda Houlihan
Communications Manager
774-265-5334
ahoulihan@twistbioscience.com

Twist Bioscience Corporation
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands)

	Three months ended June 30,		Nine months ended June 30,
(In thousands, except per share data)	2026	2025	2026	2025
Revenues	$118,376	$96,057	$332,789	$277,563
Costs and expenses:
Cost of revenues	$55,922	$44,760	$159,241	$137,398
Research and development expenses	18,025	18,047	54,850	63,271
Selling, general and administrative expenses	80,709	63,370	226,536	183,219
Litigation settlement costs, net of recoveries	—	—	7,205	—
Total costs and expenses	$154,656	$126,177	$447,832	$383,888
Loss from operations	$(36,280)	$(30,120)	$(115,043)	$(106,325)
Gain on sale of business	$—	$48,847	$—	$48,847
Interest income	$1,500	$2,690	$5,385	$8,731
Other income (expense), net	40	(836)	686	(1,323)
Income tax expense	(311)	(191)	(607)	(462)
Net (loss) income	$(35,051)	$20,390	$(109,579)	$(50,532)

Net (loss) income per share — basic	$(0.56)	$0.34	$(1.78)	$(0.85)
Weighted average shares used in computing net (loss) income per share — basic	62,403	59,995	61,726	59,600

Net (loss) income per share — diluted	$(0.56)	$0.33	$(1.78)	$(0.85)
Weighted average shares used in computing net (loss) income per share —diluted	62,403	61,164	61,726	59,600

Twist Bioscience Corporation
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

(In thousands)	June 30, 2026	September 30, 2025
Assets
Current assets:
Cash and cash equivalents	$117,436	$183,049
Short-term investments	49,403	49,385
Accounts receivable, net	65,055	57,019
Inventories	35,162	28,309
Prepaid expenses and other current assets	54,239	15,204
Total current assets	$321,295	$332,966
Property and equipment, net	111,888	102,283
Operating lease right-of-use assets	68,736	49,377
Investment in equity securities	68,087	54,337
Other non-current assets	102,432	102,898
Total assets	$672,437	$641,861
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$17,043	$11,094
Accrued compensation	34,879	31,288
Current portion of operating lease liability	8,630	13,822
Other current liabilities	59,703	35,202
Total current liabilities	$120,255	$91,406
Operating lease liability, net of current portion	84,960	61,750
Liability related to the sale of future revenue	15,000	15,000
Other non-current liabilities	6,483	747
Total liabilities	$226,698	$168,903
Total stockholders’ equity	$445,739	$472,958
Total liabilities and stockholders’ equity	$672,437	$641,861

Twist Bioscience Corporation
Adjusted EBITDA
(Unaudited)
(in thousands)

The following table sets forth a reconciliation between our Adjusted EBITDA and net (loss) income attributable to common stockholders, the most directly comparable GAAP financial measure, for each of the periods presented:

	Three months ended June 30,		Nine months ended June 30,
(In thousands)	2026	2025	2026	2025
GAAP net (loss) income	$(35,051)	$20,390	$(109,579)	$(50,532)
Add (Deduct) adjustments:
Interest income	$(1,500)	$(2,690)	$(5,385)	$(8,731)
Income tax expense	311	191	607	462
Depreciation and amortization	6,778	6,065	19,386	18,849
EBITDA	$(29,462)	$23,956	$(94,971)	$(39,952)
Add (Deduct) adjustments:
Litigation settlement costs, net of recoveries	$—	$—	$7,205	$—
Gain on sale of business	—	(48,847)	—	(48,847)
Other (income) expense, net	(40)	836	(686)	1,323
Stock-based compensation expense	18,176	16,057	50,385	48,376
Adjusted EBITDA	$(11,326)	$(7,998)	$(38,067)	$(39,100)